                                                                    EXHIBIT 99




                         401(K) PLAN OF THE EMPLOYEES OF
                        STANDARD FEDERAL BANK FOR SAVINGS

                Financial Statements and Supplementary Schedules

                           December 31, 1998 and 1997

                         401(K) PLAN OF THE EMPLOYEES OF
                        STANDARD FEDERAL BANK FOR SAVINGS

                                TABLE OF CONTENTS


                                                                                    PAGE
Independent Auditors' Report                                                         1

Statements of Assets Available for Benefits                                          2

Statements of Changes in Assets Available for Benefits                               3

Notes to Financial Statements                                                        4

SUPPLEMENTARY SCHEDULES:

1    Assets Held for Investment Purposes                                             8

2    Reportable Transactions                                                         9


                          INDEPENDENT AUDITORS' REPORT

     TCF National Bank Illinois, Plan Sponsor of the
       401(k) Plan of the Employees of
       Standard Federal Bank for savings:

     We have audited the accompanying statements of assets available for benefits of the 401(k) Plan of the Employees of Standard Federal Bank for savings (the Plan) as of December 31, 1998 and 1997, and the related statements of changes in assets available for benefits for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Plan's sponsor. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets available for benefits of the Plan as of December 31, 1998 and 1997, and the changes in assets available for benefits for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedules of assets held for investment purposes as of December 31, 1998, and reportable transactions for the year then ended are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's sponsor. The supplementary schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly presented in all material respects in relation to the basic financial statements taken as a whole.

     April 16, 1999

                         401(k) PLAN OF THE EMPLOYEES OF
                        STANDARD FEDERAL BANK FOR SAVINGS

                   Statements of Assets Available for Benefits

                           December 31, 1998 and 1997


                                       ASSETS                                                 1998             1997
                                                                                        --------------  ---------------
Cash and cash equivalents                                                               $      71,286              541
Investments in mutual funds at fair value:
    Fidelity Growth and Income Portfolio Fund*                                              1,909,165        2,921,912
    Fidelity United States Government Reserves Fund*                                        5,197,120        8,203,327
    American Century Government Income Fund                                                   352,147          597,788
    Stock funds:
      Gabelli Growth Fund                                                                     510,586          485,822
      Janus Fund                                                                              494,767          653,053
      Nicholas Fund                                                                           440,559          409,604
      Brandywine Fund                                                                         275,043          644,475
Investment in common stock of TCF Financial Corporation*                                    2,560,397        7,907,079
Loans to participants                                                                          16,360           56,108
                                                                                        --------------  ---------------
           Total investments                                                               11,827,430       21,879,709
                                                                                        --------------  ---------------
Accrued interest and dividends receivable                                                      23,516           65,456
                                                                                        --------------  ---------------
           Assets available for benefits                                                $  11,850,946       21,945,165
                                                                                        --------------  ---------------
                                                                                        --------------  ---------------


*Represents 5% or more of assets available for benefits at year end.

See accompanying notes to financial statements.

                         401(k) PLAN OF THE EMPLOYEES OF
                        STANDARD FEDERAL BANK FOR SAVINGS

             Statements of Changes in Assets Available for Benefits

                     Years ended December 31, 1998 and 1997


                                                                                            1998             1997
                                                                                       ----------------  --------------
Additions (deductions):
    Income from investments                                                            $       760,180       1,009,683
    Contributions:
      Employer                                                                                  57,357         280,277
      Employee                                                                                 145,657       1,144,997
                                                                                       ----------------  --------------
                                                                                               203,014       1,425,274
                                                                                       ----------------  --------------
Net realized and unrealized appreciation (depreciation)
    in fair value of investments                                                            (1,383,124)      6,543,925
Distributions and loans to participants                                                     (9,674,289)     (7,437,229)
                                                                                       ----------------  --------------
           Net increase (decrease)                                                         (10,094,219)      1,541,653
                                                                                       ----------------  --------------
Assets available for benefits at beginning of year                                          21,945,165      20,403,512
                                                                                       ----------------  --------------
Assets available for benefits at end of year                                           $    11,850,946      21,945,165
                                                                                       ----------------  --------------
                                                                                       ----------------  --------------


See accompanying notes to financial statements.

                         401(k) PLAN OF THE EMPLOYEES OF
                        STANDARD FEDERAL BANK FOR SAVINGS

                          Notes to Financial Statements

                           December 31, 1998 and 1997

(1)      DESCRIPTION OF THE PLAN

        The 401(k) Plan of the Employees of Standard Federal Bank for savings (the Plan), established in 1987, is a defined-contribution plan covering a majority of the salaried and office employees of Standard Federal Bank for savings (Standard Bank). On September 4, 1997, Standard Financial, Inc. (Standard), the holding company for Standard Bank, was acquired by TCF Financial Corporation (TCF) and, as a result, Standard Bank merged with and into TCF National Bank Illinois, a wholly owned subsidiary of TCF (TCF Bank). Standard Bank and TCF Bank are collectively referred to as "the Bank." The Plan's investment in Standard's common stock was exchanged for the common stock of TCF.

        The Bank has the right to amend or terminate the Plan; however, no amendment or termination can cause any of the Plan's assets to be returned to the Bank. As a result of the acquisition of Standard by TCF, the Plan terminated effective March 31, 1998, pending IRS approval. An application for an IRS determination on the termination of the Plan was filed on November 24, 1998.

        All employee and matching contributions to the Plan ceased on March 31, 1998. Effective September 4, 1997, any participant with a balance as of that date became fully vested in his or her account.

        Beginning April 1, 1998, the Bank's employees were offered participation in the TCF Employees Stock Purchase Plan (TCF Plan). Participants were given the option to: 1) rollover their account balance to the TCF Plan; 2) rollover their account balance to an individual retirement account; or 3) receive a distribution of their account balance.

        Final distributions of Plan net assets are expected to occur in 1999. Upon termination of the Plan, the net assets of the Plan are to be set aside for the payment of vested benefits. Unallocated forfeitures are to be used first to pay Plan expenses and then, in accordance with Plan provisions, allocated to vested participants on a pro-rata basis.

        All eligible full-time employees who are at least 21 years of age and have completed at least one year of employment with Standard Bank can participate in the Plan. Prior to 1995, the net assets of the Retirement and Savings Fund of the Employees of Standard Federal Bank for savings (Retirement Savings Fund) were transferred into the Plan.

        Employees may make pre-tax contributions up to 12% and after-tax contributions up to 10% of their annual compensation as defined. Each employee's contribution will be matched in whole or in part quarterly by employer contributions at a rate determined by the Bank's Board of Directors. Additionally, the Bank may make an annual profit-sharing contribution as determined by the Bank's Board of Directors. All employee contributions and employer matching contributions are fully vested and nonforfeitable at all times. Employer profit-sharing contributions and earnings thereon and employer contributions transferred from the Retirement Savings Fund and earnings thereon vest in 20% annual increments beginning with the third complete year of service, as defined.

        Contributions are allocated to investment funds as elected by the participant. Net earnings of a participant's account balance are based upon net earnings of the investment funds, including appreciation or depreciation in the market value of the investments selected by the participant.

                        401(k) PLAN OF THE EMPLOYEES OF
                       STANDARD FEDERAL BANK FOR SAVINGS
                         Notes to Financial Statements
                          December 31, 1998 and 1997



        The Plan provides for loans to participants of the Plan in an amount not to exceed the lesser of $50,000 or one-half of the current value of the participant's individual account.

        Payment of benefits to participants is generally made in a lump-sum distribution; however, assets transferred from the Retirement Savings Fund may be distributed in the form of an annuity unless waived by the employee.

        Substantially all administrative expenses are paid by the Bank.

        A summary of the plan description that contains information about the Plan agreement is provided to all participants in the Plan and is available from the Bank's personnel department.

  (2)   ACCOUNTING POLICIES

        (a)      BASIS OF PRESENTATION

              The accompanying 1998 financial statements have been prepared on the liquidation basis of accounting. The presentation on a liquidation basis does not impact the amount of assets available for benefits as the amounts are stated at market value at December 31, 1998. The preparation of financial statements in conformity with generally accepted accounting principles requires the plan sponsor to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        (b)      VALUATION OF INVESTMENTS

              The fair value of investments in mutual funds is based on the quoted redemption value on the last business day of the Plan year.

              The fair value of the common stock of TCF is based upon the fair market value reported in the Wall Street Journal on the last business day of the Plan year, as applicable.

              The change in the difference between current value at the end of the year and the current value at the beginning of the year, or cost if the investment was acquired during the year, is reflected as net unrealized appreciation or depreciation in the fair value of investments.

              Purchases and sales of investments are recorded on a trade date basis.

  (3)   INCOME TAX STATUS

        The Internal Revenue Service has previously ruled that the Plan qualifies under Section 401(a) of the Internal Revenue Code (IRC) and is, therefore, not subject to tax under present income tax law. The Plan is required to operate in conformity with the IRC to maintain its qualification. The plan sponsor is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

        An application was filed on November 24, 1998, for an IRS determination on the termination of this Plan.

                        401(k) PLAN OF THE EMPLOYEES OF
                       STANDARD FEDERAL BANK FOR SAVINGS
                         Notes to Financial Statements
                           December 31, 1998 and 1997

(4)   ALLOCATION OF ASSETS AVAILABLE FOR PLAN BENEFITS

      The Plan's transactions are allocated among available investment options as follows:


                                                                           FIDELITY
                                                                            GROWTH                     AMERICAN
                                                                             AND      FIDELITY U.S.    CENTURY
                                                          CASH AND          INCOME     GOVERNMENT     GOVERNMENT
                                                            CASH          PORTFOLIO     RESERVES        INCOME          STOCK
                                                         EQUIVALENTS         FUND         FUND           FUND           FUNDS
                                                        --------------  ------------  -------------  -------------   -----------
Balance as of December 31, 1995*                        $      19,402     1,476,759      3,965,066      694,224       1,547,918

  Income from investments                                         948        95,029        208,441       33,013         223,285
  Contributions                                                86,464       188,935        225,234       40,516         172,970
  Realized and unrealized appreciation
    (depreciation) in fair value of investments                    --       223,457           (265)      (8,325)        180,358
  Distributions/loans                                              --      (123,696)      (601,267)     (15,362)        (46,378)
  Fund transfers                                              (93,527)      197,167       (135,579)    (129,350)       (410,488)
                                                        --------------  ------------  -------------  -------------   -----------

Balance as of December 31, 1996*                               13,287     2,057,651      3,661,630      614,716       1,667,665

  Income from investments                                       2,327       121,913        282,811       28,926         337,528
  Contributions                                                    --       277,661        198,446       39,676         372,673
  Realized and unrealized appreciation
    (depreciation) in fair value of investments                    --       483,563           (231)       1,229          77,336
  Distributions/loans                                              --      (348,478)    (4,437,621)     (45,469)       (432,784)
  Exchange of Standard Financial, Inc. common stock
    for TCF Financial Corporation common stock                     --            --             --           --              --
  Fund transfers                                              (14,727)      329,602      8,536,264      (38,381)        194,765
                                                        --------------  ------------  -------------  -------------   -----------

Balance as of December 31, 1997*                                  887     2,921,912      8,241,299      600,697       2,217,183

  Income from investments                                       3,951       176,083        343,982       27,371          93,343
  Contributions                                                    --        33,595         33,487        7,429          42,607
  Realized and unrealized appreciation
    (depreciation) in fair value of investments                    --       338,394         21,393        8,837         150,325
  Distributions/loans                                      (8,373,370)        3,886         66,977       (2,265)        (21,327)
  Fund transfers                                            8,440,243    (1,564,705)    (3,488,624)    (288,225)       (761,176)
                                                        --------------  ------------  -------------  -------------   -----------

Balance as of December 31, 1998*                        $      71,711     1,909,165      5,218,514      353,844       1,720,955
                                                        --------------  ------------  -------------  -------------   -----------
                                                        --------------  ------------  -------------  -------------   -----------


                                                                              TCF
                                                           STANDARD        FINANCIAL
                                                        FINANCIAL, INC.   CORPORATION
                                                            COMMON          COMMON          LOANS TO
                                                             STOCK           STOCK        PARTICIPANTS          TOTAL
                                                         -------------  ---------------  ---------------  ---------------
Balance as of December 31, 1995*                            9,157,239               --         42,887         16,903,495

  Income from investments                                     200,531               --          5,279            766,526
  Contributions                                               322,949               --             --          1,037,068
  Realized and unrealized appreciation
    (depreciation) in fair value of investments             2,846,535               --             --          3,241,760
  Distributions/loans                                        (789,819)              --         31,185         (1,545,337)
  Fund transfers                                              571,777               --             --                 --
                                                         -------------  ---------------  ---------------  ---------------

Balance as of December 31, 1996*                           12,309,212               --         79,351         20,403,512

  Income from investments                                     195,454           35,485          5,239          1,009,683
  Contributions                                               423,769          113,049             --          1,425,274
  Realized and unrealized appreciation
    (depreciation) in fair value of investments             4,959,843        1,022,185             --          6,543,925
  Distributions/loans                                        (137,699)      (2,006,696)       (28,482)        (7,437,229)
  Exchange of Standard Financial, Inc. common stock
    for TCF Financial Corporation common stock             (7,643,496)       7,643,496             --                 --
  Fund transfers                                          (10,107,083)       1,099,560             --                 --
                                                         -------------  ---------------  ---------------  ---------------

Balance as of December 31, 1997*                                   --        7,907,079         56,108         21,945,165

  Income from investments                                          --          113,288          2,162            760,180
  Contributions                                                    --           85,896             --            203,014
  Realized and unrealized appreciation
    (depreciation) in fair value of investments                    --       (1,902,073)            --         (1,383,124)
  Distributions/loans                                              --       (1,306,280)       (41,910)        (9,674,289)
  Fund transfers                                                   --       (2,337,513)            --                 --
                                                         -------------  ---------------  ---------------  ---------------

Balance as of December 31, 1998*                                   --        2,560,397         16,360         11,850,946
                                                         -------------  ---------------  ---------------  ---------------
                                                         -------------  ---------------  ---------------  ---------------


*Balance includes accrued interest and dividends where applicable.

                                                                (Continued)

                        401(k) PLAN OF THE EMPLOYEES OF
                       STANDARD FEDERAL BANK FOR SAVINGS
                         Notes to Financial Statements
                          December 31, 1998 and 1997

  (5)   TRANSACTIONS WITH PARTIES-IN-INTEREST

        For the period from September 4, 1997 to December 31, 1998, the Plan engaged in transactions involving the acquisition or disposition of TCF common stock. For the period from January 1, 1997 through September 3, 1997, the Plan engaged in transactions involving the acquisition or disposition of Standard common stock. TCF and Standard are parties-in-interest for the respective periods indicated. Transactions with parties-in-interest are covered by an exemption from the "prohibited transactions" provisions of ERISA and the IRC.

        The Bank paid the cost of legal and certain other outside services for the Plan and provided accounting, record keeping, and administrative services for the Plan, for which it received no compensation.

                             SUPPLEMENTARY SCHEDULES

                                                                      SCHEDULE 1

                         401(k) PLAN OF THE EMPLOYEES OF
                        STANDARD FEDERAL BANK FOR SAVINGS

            Item 27a--Schedule of Assets Held for Investment Purposes

                                December 31, 1998


                                                                                           CURRENT            FAIR
                               Description of security                                     SHARES            VALUE
                                                                                        -------------    --------------
Fidelity Growth and Income Portfolio Fund                                                     41,667     $   1,909,165

Fidelity United States Government Reserves Fund                                            5,197,120         5,197,120

American Century Government Income Fund                                                       36,913           352,147

Gabelli Growth Fund                                                                           14,423           510,586

Janus Fund                                                                                    14,703           494,767

Nicholas Fund                                                                                  5,134           440,559

Brandywine Fund                                                                                9,083           275,043

Investment in common stock of TCF Financial Corporation*                                     105,854         2,560,397

Loans to participants (6.25% to 9% interest rate)                                              N/A              16,360

Cash and cash equivalents                                                                      N/A              71,286
                                                                                        -------------    --------------

                                                                                           5,424,897   $    11,827,430
                                                                                        -------------    --------------
                                                                                        -------------    --------------


*Party-in-interest

See accompanying independent auditors' report.

                                                                      SCHEDULE 2

                         401(k) PLAN OF THE EMPLOYEES OF
                        STANDARD FEDERAL BANK FOR SAVINGS

                  Item 27d--Schedule of Reportable Transactions

                          Year ended December 31, 1998


                                                                                                   PROCEEDS/
                                                               DESCRIPTION          PURCHASE        SELLING         GAIN/
              IDENTITY OF PARTY INVOLVED                        OF ASSET             PRICE           PRICE         (LOSS)
                                                            ------------------    -------------   -------------  ------------
CATEGORY (i)--SINGLE TRANSACTIONS IN EXCESS OF 5% OF
THE CURRENT VALUE OF PLAN ASSETS AT JANUARY 1

Fidelity Growth and Income Portfolio Fund                   Mutual fund           $         --       1,107,745      (165,583)

Harris Insight Money Market Institutional #23 (2)           Money market             1,814,518              --            --

Harris Insight Money Market Institutional #23 (2)           Money market                    --       3,623,657            --

Harris Insight Money Market Institutional #23 (2)           Money market                    --       1,227,251            --

Harris Insight Money Market Institutional #23 (2)           Money market             1,167,028              --            --


CATEGORY (iii)--A SERIES OF TRANSACTIONS IN EXCESS
OF 5% OF THE CURRENT VALUE OF PLAN ASSETS AT JANUARY 1

Fidelity Growth and Income Portfolio Fund                   Mutual fund:
                                                               26 purchases            667,293              --            --
                                                               12 sales                     --       2,135,900      (145,807)

Fidelity U.S. Government Reserves Fund                      Mutual fund:
                                                               32 purchases          1,020,288              --            --
                                                               28 sales                     --       3,186,505           (10)

Harris Insight Money Market Institutional #23 (2)           Money market:
                                                               58 purchases          8,698,508              --            --
                                                               49 sales                     --       8,623,971            --

TCF Financial Corporation (1)                               Common stock:
                                                               18 purchases            129,749              --            --
                                                               24 sales                     --       1,437,681      (417,631)


(1) Party-in-interest
(2) Represents money market investments included as cash and cash equivalents.

See accompanying independent auditors' report.